QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Brunswick Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 31, 2005

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick's corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 4, 2005, at 2:00 p.m.

A formal Notice of Annual Meeting and Proxy Statement describing the business to be acted on at the meeting, and a copy of Brunswick's 2004 Annual Report, are enclosed. Whether or not you plan to attend the meeting, we urge you to sign the enclosed proxy card and return it, or to vote by telephone or on the Internet by following the instructions on your proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Brunswick.

Sincerely,

George W. Buckley
Chairman and Chief Executive Officer

Brunswick Corporation    1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700

Notice of Annual Meeting

March 31, 2005

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick's corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 4, 2005, at 2:00 p.m. for the following purposes:

(1)    To elect three directors,

(2)    To ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accounting firm, and

(3)    To consider other business that may properly come before the meeting.

By order of the Board of Directors,

Marschall I. Smith
Secretary

Brunswick Corporation    1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700

Proxy Statement

        The Board of Directors of Brunswick Corporation ("Brunswick" or the "Company") is soliciting proxies from Brunswick's shareholders for the annual meeting to be held at Brunswick's corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 4, 2005, at 2:00 p.m. (the "Annual Meeting"). This proxy statement together with the notice of Annual Meeting, proxy card and Brunswick's 2004 Annual Report are first being mailed to shareholders on or about March 31, 2005.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will act upon matters described in the notice of Annual Meeting that accompanies this proxy statement, including the election of three directors and the ratification of the Audit Committee's selection of Ernst & Young LLP as Brunswick's independent registered public accounting firm.

Who may vote at the Annual Meeting?

        Only holders of the 96,903,495 shares of Brunswick Common Stock issued and outstanding as of the close of business on March 3, 2005 (the "Record Date"), will be entitled to vote at the meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock held.

Who can attend the meeting?

        Only shareholders who owned Brunswick Common Stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

What constitutes a quorum?

        The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 96,903,495 shares of Brunswick Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards marked "abstain" or "withhold authority to vote," or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions ("broker nonvotes"), those shares will be counted as present for quorum purposes.

How do I vote?

        If you are a shareholder of record, you can vote (i) by attending the Annual Meeting, (ii) by signing, dating and mailing in your proxy card, or (iii) by following the instructions on your proxy card for voting by telephone or on the Internet at www.proxyvote.com. The deadline for voting by telephone or on the Internet is 11:59 p.m. Eastern Time on May 3, 2005. You may vote your shares for all, some or none of the nominees for director and for or against ratification of the Audit Committee's selection of Ernst & Young LLP as Brunswick's independent registered public accounting firm.

        If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I return my proxy card?

        Yes. If you are a shareholder of record, you may change your vote at any time before the actual vote by (i) voting in person by ballot at the Annual Meeting, (ii) returning a later-dated proxy card, (iii) entering a new vote by telephone or on the Internet or (iv) delivering written notice of revocation to Brunswick's Secretary. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.

How do I vote my shares in Brunswick Employee Stock Plans?

        If you are a participant in the Brunswick Retirement Savings Plan, the Brunswick Rewards Plan or the Brunswick Rewards Variable Profit Sharing Plan, you will not be able to vote the shares that you hold in those plans by voting in person at the Annual Meeting. Instead, you may instruct the trustee for the plan or plans you participate in how to cast the votes related to your plan shares. You may give instructions to the plan trustee for the plan or plans by mail, by telephone or on the Internet. To vote by mail, complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. To vote by telephone or on the Internet, please follow the instructions on the enclosed proxy card. Your vote must be received by 5:00 p.m. Eastern Time on Friday, April 29, 2005. The trustee will vote your shares as you indicate. The trustee will vote allocated shares for which proxies are not received in the same proportion as it votes allocated shares for which it receives instructions.

Who will count the votes?

        Brunswick's tabulator, Automatic Data Processing, will count the votes. Representatives of Brunswick's Shareholder Services Department will act as inspectors of election.

How will my shares be voted if I sign, date and return my proxy card?

        If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted for the election of the three director nominees and for the ratification of the Audit Committee's selection of Ernst & Young LLP as Brunswick's independent registered public accounting firm for 2005.

What are the Board's recommendations?

        The Board recommends a vote for the election of the three director nominees. The Board and the Audit Committee recommend the ratification of the Audit Committee's selection of Ernst & Young LLP as Brunswick's independent registered public accounting firm for the 2005 fiscal year. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

What vote is required to approve each matter to be considered at the Annual Meeting?

        Election of Directors.    Directors will be elected by a plurality of the votes cast at the Annual Meeting on the election of directors. This means that the three nominees receiving the most votes "For" election at the Annual Meeting will be elected to the Board of Directors. Because directors are elected by a plurality, abstentions will not affect the outcome. If any one or more of the three director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the individual or individuals that the Board designates as alternates.

        Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares represented, in person or by proxy and entitled to vote, will be required for the ratification of the Audit Committee's selection of Ernst & Young LLP as Brunswick's independent registered public accounting firm. Because the vote to ratify the independent registered public accounting firm requires a majority, abstentions will have the same effect as votes against ratification.

How will broker non-votes be treated?

        We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority. We do not expect there to be any broker non-votes with respect to the proposals to be presented at the Annual Meeting.

Will my vote be kept confidential?

        Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to Brunswick's tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

        Brunswick pays all of the costs of preparing, mailing and soliciting proxies. Brunswick asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. Brunswick will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, Brunswick has retained the services of Georgeson Shareholder Communications Inc. to solicit proxies for a fee of $9,900 plus expenses.

What if other matters come up during the meeting?

        If any matters other than those referred to in the notice of Annual Meeting properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. Brunswick is not aware of any business other than the items referred to in the notice of Annual Meeting that may be considered at the meeting.

Multiple individuals residing in my home are beneficial owners of shares of Brunswick Common Stock. Why did we receive only one copy of this proxy statement?

        We are sending only one proxy statement to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. If you wish to receive a separate proxy statement in the future, you may contact Brunswick Shareholder Services by telephone at (847) 735-4294, by mail at 1 N. Field Court, Lake Forest, IL 60045, or by email at services@brunswick.com. If you receive multiple copies of our proxy statement, you can request householding by contacting Brunswick Shareholder Services. If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the holder of record.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        At the Annual Meeting, you will elect three individuals to serve on the Board of Directors. The current Board of Directors, acting pursuant to a recommendation from the Corporate Governance Committee, has nominated George W. Buckley, Peter Harf and Ralph C. Stayer for election as directors to serve for terms expiring at the 2008 annual meeting or until their respective successors have been elected and qualified. Mr. Buckley, Mr. Harf and Mr. Stayer have served as directors since 2000, 1996 and 2002, respectively.

        Brunswick's Board of Directors has 11 directors. The Board of Directors is divided into three classes, two consisting of four directors and a third currently consisting of three directors. Dorrit J. Bern, a director in the class whose term is expiring at this Annual Meeting, is not standing for reelection. As a result, only three directors have been nominated for election at this Annual Meeting. The Board of Directors will fill the vacancy in this class of directors as soon as practicable. The Board of Directors also continues to consider adding a director to the class whose term will expire at the 2007 annual meeting. Any individual appointed to the Board to fill these vacancies will be presented to shareholders for reelection at the first annual meeting of shareholders following his or her joining the Board.

        Votes will be cast, by the authority granted by the enclosed proxy card (including votes cast by telephone or on the Internet), for the election of the nominees named above as Brunswick's directors, except as otherwise specified in this proxy statement. Although there will be four vacancies in the class of directors whose terms will expire at the 2008 annual meeting, proxies will be voted for no more than three directors. Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting.

Nominees for Election for Terms Expiring at the 2008 Annual Meeting:

George W. Buckley                                                                                                Director since 2000
Chairman of the Board and Chief Executive Officer of Brunswick since 2000; President and Chief Operating Officer of Brunswick, April to June 2000; Executive Vice President of Brunswick, February to April 2000; President – Mercury Marine Group, 1997 to 2000; Senior Vice President of Brunswick, 1999 to 2000; Vice President of Brunswick, 1997 to 1998; director of Ingersoll-Rand Company and Tyco Corporation; age 58.

Peter Harf                                                                                                              Director since 1996

Chairman and Chief Executive Officer of Joh. A. Benckiser, GmbH, a German financial holding company, since 1988; Chairman of Coty Inc., Benckiser's U.S.-based international fragrance and cosmetics business, since 1993; Chief Executive Officer of Coty Inc. from 1993 to 2001; Deputy Chairman of the Board of Reckitt Benckiser plc; director of Interbrew S.A.; Vice Chairman of the Supervisory Board of the non-profit DKMS German Bone Marrow Donor Database; age 58.

Ralph C. Stayer                                                                                                    Director since 2002

Chairman of the Board, President and Chief Executive Officer of Johnsonville Sausage LLC, since 1978; Founder of Leadership Dynamics, a consulting firm; National Trustee of Boys and Girls Clubs – Midwest Region; Chairman of Marian College Board of Trustees; Board member of PAVE, an organization dedicated to improving education opportunities for urban students in Milwaukee; age 61.

The Board of Directors recommends a vote FOR the nominees named above.

Directors Continuing in Office Until the 2006 Annual Meeting:

Michael J. Callahan                                                                                                  Director since 1991
Retired; President and Chief Executive Officer and Director of Material Sciences Corporation, a manufacturer and marketer of material-based solutions, 2003 to 2004; Financial consultant 1999 to 2003; Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals for industry and agriculture, 1994 to 1999; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992 to 1994; age 66.

Manuel A. Fernandez                                                                                                Director since 1997

Managing Director – SI Ventures, LLC, a venture capital partnership, since 1998; Chairman Emeritus of Gartner Group, Inc., an information technology company, since 2001; Chairman of Gartner Group, Inc., 1995 to 2001; Chief Executive Officer of Gartner Group, Inc., 1995 to 1998; President and Chief Executive Officer of Gartner Group, Inc., 1991 to 1997; director of The Black & Decker Corporation, Flowers Foods, OpenNetwork Technologies, Relay Health Corp. and RealVue Technologies; Chairman of the University of Florida Board of Trustees; age 58.

Peter B. Hamilton                                                                                                    Director since 2000

Vice Chairman of the Board of Brunswick, since 2000; President – Life Fitness Division, since 2005; President – Brunswick Bowling & Billiards 2000 to 2005; Executive Vice President and Chief Financial Officer of Brunswick, 1998 to 2000; Senior Vice President and Chief Financial Officer of Brunswick, 1995 to 1998; age 58.

Roger W. Schipke                                                                                                    Director since 1993

Private investor; Executive in Residence, University of Louisville, College of Business and Public Administration since 2002; Adjunct Professor, University of Kentucky, Gatton College of Business and Economics; Chairman of the Board and Chief Executive Officer of The Sunbeam Corporation, 1994 to 1996; director of Legg-Mason, Inc.; age 68.

Directors Continuing in Office Until the 2007 Annual Meeting:

Nolan D. Archibald                                                                                                Director since 1995
Chairman of the Board, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, since 1986; director of Lockheed Martin Corporation; age 61.

Jeffrey L. Bleustein                                                                                                Director since 1997

Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, since 1998; President and Chief Executive Officer of Harley-Davidson, Inc., 1997 to April 2005; President and Chief Operating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993 to 1997; member of President's Council on the 21st Century Workforce; director of Kohler Co.; age 65.

Graham H. Phillips                                                                                                Director since 2002

Retired; Chairman and Chief Executive Officer of Young & Rubicam Advertising, a global marketing and communications organization, 1999 to 2000; Chairman of Burson-Marsteller, the perception management division of Young & Rubicam, Inc., 1997 to 1999; Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide, a marketing communications company, 1989 to 1992; age 66.

CORPORATE GOVERNANCE

Overview

        The Board of Directors has adopted written Principles and Practices (the "Principles") to assist it in the performance of its duties and the exercise of its responsibilities. A copy of the Principles is available at Brunswick's Web site www.brunswick.com or in print upon request by any Brunswick shareholder. The Principles reflect the views of the Board with respect to corporate governance issues generally. The Board believes that good corporate governance is a source of competitive advantage for Brunswick. Good governance allows the skills, experience and judgment of the Board to support Brunswick's executive management team, enabling management to improve Brunswick's performance and maximize shareholder value.

        The Board of Directors met six times during 2004. All directors attended 75 percent or more of the board meetings and meetings of committees of which they were members during 2004. The Principles provide that all members of the Board are requested to attend Brunswick's Annual Meeting of Shareholders in person. All members of the Board attended the 2004 Annual Meeting of Shareholders. The non-management directors regularly meet without members of management present. At these meetings, Mr. Fernandez serves as the presiding director.

Brunswick Ethics Program

        The Board has adopted a Code of Ethics for Senior Financial Officers (the "Financial Officer Code of Ethics"). The Financial Officer Code of Ethics, which applies to Brunswick's Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other Brunswick employees designated by the Board, sets forth standards to which these officers are to adhere in areas such as conflicts of interest, disclosure of information and compliance with law. The Financial Officer Code of Ethics supplements Making the Right Choice: The Brunswick Guide to Conduct in the Workplace (the "Guide"), which applies to all employees, officers and directors. The Financial Officer Code of Ethics and the Guide are both available at www.brunswick.com or in print upon request by any Brunswick shareholder. If it grants a waiver of the policies set forth in the Financial Officer Code of Ethics or the Guide, Brunswick will, to the extent required by applicable law or regulation, disclose that waiver by making an appropriate statement on its Web site.

Shareholder Communications

        The Principles provide that Brunswick shareholders may, at any time, communicate in writing with the Board, the presiding director, or the non-management directors as a group, by writing to such director(s) at: Brunswick Corporation, 1 N. Field Court, Lake Forest, IL 60045; Attention: Corporate Secretary's Office (fax: (847) 735-4433; email: corporate.secretary@brunswick.com). Copies of written communications received at this address will be provided to the Board, the presiding director or the non-management directors as a group unless such communications are considered, in consultation with the non-management directors, to be improper for submission to the intended recipient(s). Other interested parties may also use this procedure for communicating with the Board, individual directors or any group of directors.

Director Independence

        The Principles require that independent directors must constitute a substantial majority of the Board and that no more than two members of management may serve on the Board at the same time. The Principles and the rules of the New York Stock Exchange both provide that no director will be considered to be independent unless the Board affirmatively determines that the director has no material relationship with Brunswick (either directly or as a proprietor, partner, shareholder or officer of an organization that has a relationship with Brunswick). In the Principles, the Board has adopted the following categorical standards to use in determining whether a relationship between Brunswick and a director (or an organization with which a director is affiliated) will be material for the purpose of independence determinations:

  •
  If a director is also a director, an executive officer or employee of a business organization that has made payments to, or received payments from, Brunswick for property or services, in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization's consolidated gross revenues;

  •
  If a member of the director's immediate family is a director or an executive officer of a business organization that has made payments to, or received payments from, Brunswick for property or services, in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization's consolidated gross revenues;

  •
  If a director or a member of the director's immediate family is also a proprietor or managing partner of any organization, or a director or executive officer of another corporation that is indebted to Brunswick, or to which Brunswick is indebted, and the total amount of either organization's indebtedness to the other, in any of the last three fiscal years, exceeds 2 percent of the total consolidated assets of either Brunswick or such other corporation; and

  •
  If a director or a member of the director's immediate family serves as an officer, director or trustee of a charitable organization to which Brunswick makes discretionary charitable contributions, and Brunswick's charitable contributions to such organization in any of the last three fiscal years exceed the greater of $1.0 million or 2 percent of the charitable organization's consolidated gross revenues.

        In addition, the Principles provide that a director will not be considered independent if:

  •
  the director is, or within the prior three years has been, an employee of Brunswick or any of its affiliates;

  •
  a member of the director's immediate family is, or within the prior three years has been, an executive officer of Brunswick or any of its affiliates;

  •
  the director has a business relationship with Brunswick or is a proprietor, partner, controlling shareholder or executive officer of any organization that has a business relationship with Brunswick, unless in any such case, the Board determines that the relationship is not such that it will interfere with the director's exercise of independent business judgment;

  •
  a director or a member of the director's immediate family is, or within the prior three years has been, employed as an executive officer of any other business organization where any of Brunswick's present executive officers serve on that business organization's compensation, nominating or directors' affairs committee;

  •
  the director is, or within the prior three years has been, a partner or employee of a present or former internal or external auditor of Brunswick and personally worked on Brunswick's audit during that time;

  •
  a member of the director's immediate family has certain specified relationships with Brunswick's internal or external auditor; or

  •
  the director or an immediate family member of the director has received, during any 12-month period within the prior three years, more than $100,000 in direct compensation from Brunswick (excluding fees for Board and Board committee service, pension or other forms of deferred compensation for prior service).

        Applying the standards described above and set forth in the Principles, and considering all relevant facts and circumstances, the Board has made an affirmative determination that each non-management director has no material relationship with Brunswick and is otherwise independent.

Board Committees

        The Board of Directors has Audit, Finance, Human Resources and Compensation, Corporate Governance, and Qualified Legal Compliance Committees. Each of these committees is comprised solely of independent directors, as that standard is determined both in the Principles and in the New York Stock Exchange Listed Company Manual. Each of the Committees may, at its sole discretion and at Brunswick's expense, obtain advice and assistance from outside legal, financial, accounting or other experts and advisors. The principal responsibilities of each of these committees are described generally below, and in detail in their respective Committee Charters, which are available at www.brunswick.com or in print upon request by any Brunswick shareholder.

  Audit Committee

        Members of the Audit Committee are Mr. Callahan (Chairman), Ms. Bern and Mr. Stayer. Ms. Bern is not standing for reelection at the Annual Meeting. In accordance with Brunswick's By-laws, the Board plans to appoint a third director to the Audit Committee to replace Ms. Bern, effective as of the Annual Meeting. The Board has determined that each member of the Audit Committee is an audit committee financial expert, as such term is defined by the rules of the Securities and Exchange Commission.

        The Audit Committee assists the Board in overseeing Brunswick's accounting, auditing and reporting practices, its internal controls and the integrity of its financial information. The Audit Committee maintains free and open communication with, and meets separately at each regularly scheduled Board meeting with, the Board, the independent registered public accounting firm, the internal auditors and management.

        The Audit Committee met 11 times during 2004.

  Finance Committee

        Members of the Finance Committee are Mr. Schipke (Chairman), Mr. Archibald and Mr. Harf. The Finance Committee assists the Board in overseeing Brunswick's financial structure, financial policies and procedures, capital expenditures and capital expenditure budgets, and proposals for corporate financing, short-term and long-term borrowings, the declaration and distribution of dividends, material investments and divestitures, tax strategy, insurance coverage and risk management, as well as the funding and performance of Brunswick's pension funds.

        The Finance Committee met five times during 2004.

  Human Resources and Compensation Committee

        Members of the Human Resources and Compensation Committee are Mr. Fernandez (Chairman), Ms. Bern and Mr. Phillips. Ms. Bern is not standing for reelection at the Annual Meeting. In accordance with Brunswick's By-laws, the Board plans to appoint a third director to the Human Resources and Compensation Committee to replace Ms. Bern, effective as of the Annual Meeting. The Human Resources and Compensation Committee assists the Board in overseeing, together with the Corporate Governance Committee, the annual review of the Chief Executive Officer's performance. The Committee also oversees the compensation of the Chief Executive Officer, compensation and benefit programs for Brunswick's senior executives, policies for the administration of compensation and benefit plans and their alignment with corporate objectives, management development for key management positions, and the Board's annual review of the Chief Executive Officer succession plan.

        The Human Resources and Compensation Committee met seven times during 2004.

  Corporate Governance Committee

        Members of the Corporate Governance Committee are Mr. Bleustein (Chairman), Mr. Phillips and Mr. Stayer. The Corporate Governance Committee assists the Board in overseeing policies and programs designed to ensure Brunswick's compliance with the highest ethical standards and with all applicable legal and regulatory requirements. Together with the Human Resources and Compensation Committee, it oversees the annual review of the Chief Executive Officer's performance. The Committee also decides on director compensation, and guidelines to ensure appropriate diversity of perspective, background and experience in Board membership. The Committee identifies, screens, interviews and recommends to the Board potential director nominees, and oversees other matters related to Board composition, performance, standards, size and membership.

        The Corporate Governance Committee met five times during 2004.

  Qualified Legal Compliance Committee

        Members of the Qualified Legal Compliance Committee are Mr. Bleustein (Chairman), Mr. Phillips and Mr. Stayer. The Qualified Legal Compliance Committee receives and investigates reports made to it concerning possible material violations of law or breaches of fiduciary duty by the Company or any of its officers, directors, employees or agents. No reports were made to the Qualified Legal Compliance Committee; therefore, it did not meet during 2004.

Director Nominations

        The Corporate Governance Committee is responsible for identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Corporate Governance Committee considers nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be willing to serve on the Board for a sustained period. Additional consideration is given to achieving an overall balance of diversity of perspectives, backgrounds and experiences in Board membership.

        The Corporate Governance Committee will consider qualified director candidates who are suggested by shareholders in written submissions to Brunswick's Secretary at Brunswick Corporation, 1 N. Field Court, Lake Forest, IL 60045; Attention: Corporate Secretary's Office (fax: (847) 735-4433; email: corporate.secretary@brunswick.com). Any recommendation submitted by a shareholder must include the name of the candidate, a description of the candidate's educational and professional background, contact information for the candidate and a brief explanation of why the shareholder feels the candidate is suitable for election. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

        In addition to recommending director candidates to the Corporate Governance Committee, shareholders may also, pursuant to procedures established in the By-laws, directly nominate one or more director candidates to stand for election at an annual or special meeting of shareholders. For an annual meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick's Secretary not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For a special meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick's Secretary not later than the close of business on the 10th day following the date on which notice of the meeting is first given to shareholders. In either case, a notice of nomination submitted by a shareholder must include information concerning the nominating shareholder and the shareholder's nominee(s) as required by the By-laws.

Director Compensation

        Annual Fee and Deferred Stock Awards.    Directors who are not employees are entitled to an annual fee of $100,000. The director who is the chair of the Audit Committee is entitled to an additional annual fee of $20,000, and the other members of the Audit Committee are entitled to an additional annual fee of $10,000 due to the increased time commitment required of those directors. The directors who chair the Finance, Human Resources and Compensation, and Corporate Governance Committees are entitled to an additional annual fee of $7,500. One-half of each director's annual fee is paid in Brunswick Common Stock, the number of shares of which is determined by the closing price of Brunswick Common Stock on the date of the award. The receipt of these shares may be deferred until a director retires from the Board. Each director may elect to have the remaining one-half paid as follows:

  •
  In cash,

  •
  In Brunswick Common Stock distributed currently, or

  •
  In deferred Brunswick Common Stock with a 20 percent premium.

        For directors who elect to receive deferred Brunswick Common Stock, the number of shares to be received upon retirement is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of award.

        Stock Ownership Guidelines.    In February 2003, the Board of Directors adopted stock ownership guidelines for non-employee directors. By April 30, 2006, each current non-employee director must own at least 10,000 shares of Brunswick Common Stock, and by April 30, 2008, each current non-employee director must own at least 20,000 shares of Brunswick Common Stock. A new non-employee director will be expected to meet these levels of stock ownership within three and five years, respectively, of the date on which service as a director begins. For the purpose of satisfying the guidelines, deferred stock awards are included.

        Brunswick Product Program.    Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of Brunswick's business. Directors may receive Brunswick products with an aggregate value of up to $10,000 annually. The value of the products is included in the directors' taxable income, and Brunswick reimburses directors for the applicable tax liability associated with the receipt of the products. In addition, directors may lease boats from Brunswick at no charge except for the payment of applicable taxes, and all or a portion of a director's $10,000 product allowance may be applied to defray those taxes. Directors also may purchase Brunswick products at Brunswick's wholesale prices.

STOCK HELD BY DIRECTORS, EXECUTIVE OFFICERS
AND OUR LARGEST SHAREHOLDERS

        Each director and nominee for director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group, owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

Name of Individual or Persons in Group	Number of Shares Beneficially Owned as of March 3, 2005	Percent of Class
Nolan D. Archibald	56,949(1)	*
Dorrit J. Bern	27,727(1)	*
Jeffrey L. Bleustein	47,839(1)	*
George W. Buckley	821,742(2)	*
Michael J. Callahan	76,357(1)	*
Manuel A. Fernandez	45,949(1)	*
Peter B. Hamilton	354,689(2)	*
Peter Harf	76,311(1)	*
Graham H. Phillips	12,649(1)	*
Roger W. Schipke	38,647(1)	*
Ralph C. Stayer	33,577(1)	*
Peter G. Leemputte	31,873(2)	*
Patrick C. Mackey	38,295(2)	*
Dustan E. McCoy	59,359(2)	*
Victoria J. Reich	127,538(2)	*
Cynthia Trudell	27,123(2)	*
All directors and executive officers as a group	2,137,852(1)(2)	2.21%

*
Less than 1 percent

(1)
Includes the following shares of Brunswick Common Stock issuable to non-employees directors, receipt of which has been deferred until the date of the director's retirement from the Board: Messrs. Archibald 21,449 shares, Bleustein 24,839 shares, Callahan 38,216 shares, Fernandez 27,949 shares, Harf 26,600 shares, Phillips 6,649 shares, Schipke 36,147 shares, Stayer 2,297 shares, Ms. Bern 18,727 shares, and all non-employee directors as a group 202,873 shares. Also includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable currently or within 60 days: Messrs. Archibald 20,500 shares, Bleustein 18,000 shares, Callahan 21,600 shares, Fernandez 18,000 shares, Harf 24,711 shares, Phillips 6,000 shares, Stayer 9,180 shares, and Ms. Bern 9,000 shares.

Excludes 9,189 shares of Brunswick Common Stock issuable to Mr. Stayer, receipt of which has been deferred. Mr. Stayer will be entitled to receive these deferred shares in predetermined installments, which will commence at varying times in accordance with his election following his retirement from the Board of Directors.

(2)
Includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable currently or within 60 days: Messrs. Buckley 635,000 shares, Hamilton

  259,000 shares, Leemputte 19,000 shares, Mackey 28,500 shares, McCoy 42,750 shares, Ms. Reich 114,000 shares, Ms. Trudell 26,750 shares, and all executive officers as a group 1,332,875 shares.

Includes the following shares of Brunswick Common Stock held by the Brunswick Savings Plan as of December 31, 2004: Messrs. Buckley 465 shares, Hamilton 751 shares, Leemputte 53 shares, Mackey 1,424 shares, McCoy 94 shares, Ms. Reich 526 shares, Ms. Trudell 373 shares, and all executive officers as a group 8,619 shares.

Includes the following restricted units of Brunswick Common Stock issuable to officers of which the restrictions would lapse if they should leave: Messrs. Buckley 172,081 shares and Hamilton 15,602 shares.

Excludes the following shares of Brunswick Common Stock issuable to officers, receipt of which has been deferred: Messrs. Buckley 247,373 shares, Leemputte 14,316 shares, Mackey 21,401, McCoy 44,011, Ms. Reich 19,802, Ms. Trudell 30,409 and all executive officers as a group 529,346 shares. These officers will be entitled to receive these deferred shares in predetermined installments, which will commence at varying times in accordance with each officer's individual election.

        Those shareholders known to Brunswick that beneficially own more than 5 percent of Brunswick's outstanding Brunswick Common Stock are:

Name and Address of Beneficial Owner	Shares Beneficially Owned as of December 31, 2004	Percent of Class
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	6,505,721(1)	6.76%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	6,189,017(2)	6.40%
Barclays Global Investors, NA and certain of its affiliates 45 Fremont Street San Francisco, California 94105	4,881,055(3)	5.08%

(1)
This information is based upon a Schedule 13G filed by FMR Corp. ("FMR"), Edward C. Johnson, 3d, Chairman of FMR and Abigail P. Johnson, a director of FMR, with the Securities and Exchange Commission on February 14, 2005. FMR reports ownership of shares held by its direct and indirect subsidiaries, including Fidelity Management & Research Company ("Fidelity"), Fidelity Management Trust Company, Strategic Advisers, Inc. and Fidelity International Limited. These FMR entities have sole dispositive power over all 6,505,721 shares and sole voting power with respect to 1,404,191 shares. Edward C. Johnson 3d and Abigail P. Johnson also have sole dispositive power over all 6,505,721 shares.

Fidelity is the beneficial owner of 5,102,140 of the shares shown above as a result of acting as investment adviser to various investment companies ("Funds"). Edward C. Johnson 3d, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 5,102,140 shares owned by the Funds.

(2)
This information is based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. ("Price Associates") with the Securities and Exchange Commission on February 16, 2005. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
This information is based upon a Schedule 13G filed by Barclays Global Investors, NA and certain of its affiliates ("Barclays") with the Securities and Exchange Commission on February 14, 2005. The Barclays reporting entities are Barclays Global Investors, NA, Barclay Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Capital Securities Limited. Barclays has sole voting power over 4,413,705 shares and sole dispositive power over 4,881,055 shares.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

To the Shareholders of Brunswick Corporation:

        The Human Resources and Compensation Committee of the Board of Directors is comprised entirely of independent, non-employee directors. The Committee is responsible for overseeing all compensation plans in which the Chairman and Chief Executive Officer and other senior executives, including group and division presidents and senior corporate executives ("Senior Executives"), participate. For 2004 the Committee engaged its own executive compensation consultant to assist in reviewing compensation design and providing guidance in redesigning the compensation programs for Senior Executives.

Executive Compensation Programs

        Executive compensation programs are designed to:

  •
  Attract, retain and motivate the senior executive talent required to ensure the Company's continued success;

  •
  Support creation of shareholder value by linking compensation to corporate results; and

  •
  Ensure pay is consistent with performance.

        Brunswick assesses the competitiveness of executive compensation once every two years, using third party compensation consultants. In 2004, 21 publicly traded, generally manufacturing companies with revenues comparable to Brunswick's revenues were used. Eighteen of these companies were also used in 2002. The peer group was modified in 2004 to be more directly comparable to Brunswick in terms of revenue, market capitalization and relative shareholder returns. The competitiveness of total compensation and pay mix versus peer median was assessed. In comparison to peer companies, target compensation for the Company's Senior Executives is generally slightly above the 50th percentile. Actual compensation awarded to Senior Executives and total shareholder return performance are each above the 75th percentile when compared with the peer companies.

        Total Compensation:    Total compensation and pay mix at planned performance are targeted to reflect the median opportunity of the peer group. Incentives will vary such that there will be a strong correlation between performance and actual incentive awards. Awards vary between executives to reflect differences in division and individual performance and from performance cycle to performance cycle to reflect results versus established objectives for each cycle.

        Base Salaries:    Base salaries and salary increases reflect an executive's responsibilities and performance, as demonstrated over time, and will be managed around median peer salary levels. Salaries are reviewed to ensure they are externally competitive and internally equitable. Generally, executive salaries are reviewed every 12 months, with increases granted every 12 to 24 months.

        Brunswick Performance Plan (BPP):    BPP rewards achievement of annual Brunswick Value Added (BVA), earnings per share (EPS) and operating margin goals. BVA is defined as after-tax profits after a deduction for the cost of total capital. For Senior Executives, BPP opportunities generally range from 50 percent to 100 percent of salary. Individual awards reflect both team performance and individual contribution to success. For corporate participants, BPP awards for 2004 were based on overall corporate performance against both BVA and EPS goals. For division participants, BPP awards were based on division performance against both BVA and operating margin goals. Performance for 2004 was significantly above planned performance and supported the awarding of significantly above-target BPP bonuses.

        For 2005 corporate BPP participant awards will be based on a combination of BVA, EPS and revenue growth, and division BPP participant awards will be based on a combination of BVA and division operating margin.

        Strategic Incentive Plan (SIP):    SIP rewards achievement of mid-term financial goals and performance against leading indicators of success. SIP has overlapping two-year cycles with a new cycle beginning each year. For Senior Executives, SIP opportunities generally range from 50 percent to 100 percent of salary. SIP awards for the 2003-2004 performance period were based on overall corporate BVA performance and divisional performance against identified strategic factors. Performance for 2003-2004 was significantly above planned performance and supported the granting of significantly above-target SIP awards.

        SIP awards for the 2004-2005 and 2005-2006 performance periods are based on overall corporate BVA, EPS performance and divisional performance against identified strategic factors.

        Performance objectives for both BPP and SIP are developed through an iterative process. For 2005 that process began with the Committee establishing performance categories for which objectives were to be developed. Based on 2005 business plans, management developed preliminary recommendations for Committee review. The Committee reviewed and commented on consistency with performance categories identified, linkage to business plans, degree of stretch in the goals and the appropriate weighting of established goals. The objectives were then finalized.

        Equity Grants:    Both stock option and restricted stock unit grants are used to reward long-term success as measured by Brunswick Common Stock price. Equity grants link Senior Executives to shareholders and encourage Senior Executives to remain with the Company. For 2004 equity grants were weighted towards restricted stock units. For 2005 stock settled stock appreciation rights (SARs) will be used rather than stock options, and equity grants will be weighted towards SARs as compared with restricted stock units. This is being done to increase the sensitivity of Senior Executive rewards to appreciation in Brunswick's stock price and to utilize the shares of Brunswick Common Stock that have been authorized for issuance by shareholders under the Company's equity compensation plan in a more efficient manner. Restricted stock units will continue to be used to link executive rewards to total shareholder returns and continued service to Brunswick.

  •
  Stock Options/SARs:  The exercise price is set at the closing price of Brunswick Common Stock on the date of grant. Options and SARs generally have a 10-year term and vest 25 percent on each of the first, second, third and fourth anniversaries of the date of grant. Options and SARs vest earlier if there is a change in control of the Company, upon death or disability of the optionee, or if the optionee's age and years of service equal 65 or more on termination of employment.

  •
  Restricted Stock Units:  Restricted stock units vest the earlier of three years from date of grant, on a change in control of the Company or upon death or disability of the grantee. Restricted stock units are forfeited in the event employment terminates prior to vesting, except there is prorata vesting if age and years of service equals 65 or more on termination of employment.

        Stock Ownership Guidelines:    Stock ownership guidelines are as follow:

  •
  The Chief Executive Officer is expected to own a minimum of 175,000 shares of Brunswick Common Stock.

  •
  Division Presidents and the Chief Financial Officer are expected to own a minimum of 45,000 shares of Brunswick Common Stock.

  •
  Other Senior Executives are expected to own from 10,000 to 17,500 shares of Brunswick Common Stock, depending upon their positions with the Company.

        Ownership requirements are expected to be met within five years from the later of attainment of Senior Executive status or promotion to a position with a higher ownership requirement. All Senior Executives have stock ownership levels that are consistent with these guidelines.

        Elective Deferral Program:    Senior Executives may elect to defer BPP or SIP awards. Senior Executives electing to defer SIP awards into deferred stock units are entitled to a 20 percent premium. For Senior Executives making this election, the number of stock units deferred is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of grant. If the original deferral is withdrawn before the third anniversary of the deferral, the 20 percent premium will be forfeited.

Compensation of the Chief Executive Officer

        George W. Buckley's salary was increased to $1.0 million on July 1, 2002, and has not been increased since. Mr. Buckley's salary is slightly below the median salary for chief executive officers in the Company's 21-company peer group described above. Brunswick' practice is to pay 1/26th of salary each bi-weekly pay day. Because of the overlay of a bi-weekly pay cycle on calendar years, approximately every 11th year there are 27 pay days. Brunswick does not reduce bi-weekly pay in years with 27 pay days. In 2004 salaried employees received pay for an additional bi-weekly pay cycle. As a result, Mr. Buckley received additional salary equal to $38,462.

        Mr. Buckley participates in the BPP, the annual incentive plan described above. Mr. Buckley's target incentive opportunity is 150 percent of base salary. For 2004, based on the Company's combined BVA and EPS performance, the Committee determined that Mr. Buckley's award should equal 200 percent of target.

        Mr. Buckley participates in the SIP. Funding for SIP awards is based on BVA performance and achievement of strategic objectives. Mr. Buckley's target incentive opportunity is 100 percent of base salary. For 2003-2004, based on the Company's BVA performance and achievement of strategic objectives, the Committee determined that Mr. Buckley's award should equal 200 percent of target. Mr. Buckley will participate in the SIP during the 2004-2005 and 2005-2006 performance periods.

        Mr. Buckley was granted 55,000 stock options in February 2004. Stock options were granted with an exercise price equal to the closing price of Brunswick Common Stock on the date of grant and a 10-year option term, with 25 percent of the options becoming exercisable on the first, second, third, and fourth anniversaries of the date of grant.

        Mr. Buckley was granted 40,000 restricted stock units in February 2004, with the shares vesting three years from date of grant. If Mr. Buckley leaves the Company for any reason during such three-year period, a pro-rata portion of this restricted stock unit award will vest.

        Since Mr. Buckley's appointment as Chief Executive Officer, there has been a significant turnaround in the Company's performance. To encourage Mr. Buckley to remain with the Company for the next five years, he was granted 250,000 restricted stock units in February 2004 with all units vesting February 23, 2009, subject to continued employment, or on a change in control with pro-rata distribution in the event of death or disability. In addition, the Committee amended his pension agreement so that on a separation from the Company after attaining age 62, Mr. Buckley can elect to have the non-qualified portion of his Salaried Pension Plan benefit paid in a lump sum calculated using the lower of the discount rate used for other employee lump-sums at either his date of separation or date of attaining age 62. The Committee believes these measures will allow the Company to retain Mr. Buckley's services for the next several years and permit him to complete the transformation taking place under his leadership.

        Mr. Buckley and the other Senior Executives are also eligible for certain special benefits and perquisites that are highlighted in the footnotes to the Summary Compensation Table.

The Omnibus Budget Reconciliation Act of 1993

        Section 162(m) of The Omnibus Budget Reconciliation Act of 1993 places a $1.0 million tax deduction limit on compensation paid to the chief executive officer and the four other most highly compensated executive officers employed by Brunswick on December 31 of each year, subject to certain exceptions. Currently Senior Executives must defer receipt of compensation in excess of $1.5 million, under the terms of an automatic deferral plan established for this purpose. Accordingly, Brunswick may not be entitled to deduct up to $500,000 for each named executive under these rules. Financial returns on required automatic deferrals are based on either (i) an interest rate equal to the greater of the prime rate at Chase Manhattan plus 4 percent, or Brunswick's short-term borrowing rate or (ii) securities selected by the participant.

        Submitted by the Members of the Human Resources and Compensation Committee of the Board of Directors.

MANUEL A. FERNANDEZ (CHAIR) DORRIT J. BERN GRAHAM H. PHILLIPS

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG BRUNSWICK, S&P 500 INDEX AND S&P 500
GICS CONSUMER DISCRETIONARY INDEX

	1999	2000	2001	2002	2003	2004

Brunswick	100.00	75.80	102.95	96.22	157.20	248.07

S&P 500 Index	100.00	89.86	78.14	59.88	75.68	82.49

S&P 500 GICS Consumer Discretionary Index	100.00	80.47	82.04	61.98	84.35	94.60

        The basis of comparison is a $100 investment at December 31, 1999, in each of (i) Brunswick, (ii) the S&P 500 Index, and (iii) the S&P 500 GICS Consumer Discretionary Index. All dividends are assumed to be reinvested. The S&P 500 GICS Consumer Discretionary Index encompasses industries including automotive, household durable goods, textiles and apparel, and leisure equipment. Brunswick is included in this index and believes the other companies included in this index provide a representative sample of enterprises that are in primary lines of business that are similar to Brunswick, and are affected by economic cycles that are similar to those affecting Brunswick.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation for each of the last three years of the Chief Executive Officer and each of Brunswick's six other most highly compensated executive officers.

		Annual Compensation			Long-Term Compensation Awards
Name/Position	Year	Salary	Bonus(2)	Other Annual Compensation(3)	Restricted Stock Award(4)	Securities Underlying Options	Long-Term Incentive Payouts(5)	All Other Compensation(6)
George W. Buckley Chairman and Chief Executive Officer	2004 2003 2002	$1,038,462(1) 1,000,000 896,154	$3,115,400 2,130,000 2,821,000	$262,355 269,644 230,863	$11,414,400 1,585,650 1,225,500	55,000 55,000 100,000	$2,077,000 1,450,000 —	$272,739 105,640 91,681
Dustan E. McCoy Vice President and President — Brunswick Boat Group	2004 2003 2002	$ 507,885 475,000 462,019	$1,015,800 800,000 900,000	$ 63,042 59,107 179,213	$ 460,320 261,960 367,650	12,000 12,000 —	$1,115,800 670,000 —	$277,537 21,809 100,575
Patrick C. Mackey Vice President and President — Mercury Marine Group	2004 2003 2002	$ 497,500 465,000 449,615	$ 995,000 288,000 1,058,400	$222,071 154,442 100,902	$ 460,320 300,360 329,298	12,000 12,000 —	$ 995,000 648,000 —	$223,900 228,603 85,042
Cynthia Trudell Vice President and President — Sea Ray Division	2004 2003 2002	$ 456,923 433,231 430,000	$ 913,800 725,000 1,010,500	$ 81,872 94,266 76,701	$ 230,160 233,020 305,520	9,000 9,000 —	$ 913,800 594,000 —	$241,876 207,211 102,690
Victoria J. Reich Vice President and President — Brunswick European Group	2004 2003 2002	$ 407,692 375,000 367,211	$ 815,400 550,000 880,600	$174,430 186,437 15,399	$ 306,880 281,748 300,190	12,000 12,000 —	$ 815,400 545,000 —	$ 38,361 17,278 22,096
Peter G. Leemputte Senior Vice President and Chief Financial Officer	2004 2003 2002	$ 385,385 317,308 279,231	$ 770,800 381,000 565,100	$ 10,403 10,032 17,031	$ 499,320 304,370 255,360	12,000 12,000 —	$ 770,800 390,000 —	$153,811 111,710 51,352
Peter B. Hamilton Vice Chairman and President — Life Fitness Division	2004 2003 2002	$ 540,000 520,000 520,000	$ 577,800 500,000 1,236,300	$ 25,528 21,250 16,306	$ 306,880 261,960 367,650	12,000 12,000 —	$1,080,000 773,000 —	$233,115 261,707 105,564

(1)
Mr. Buckley's salary remained $1.0 million through 2004. Because of the overlay of a bi-weekly pay cycle on calendar years, approximately every 11th year there are 27 pay days. As a result, Mr. Buckley received additional salary in 2004 equal to $38,462.

(2)
Annual bonuses for 2004 and 2003 consist of amounts awarded under the Brunswick Performance Plan (BPP). Annual bonuses for 2002 include amounts awarded under BPP and the Strategic Incentive Plan (SIP). For 2002 SIP funding was based on a one-year performance period.

(3)
Other Annual Compensation represents amounts attributable to several Brunswick programs including:

Boat Program:    In 2003 Brunswick began encouraging active participation in boating on the part of Company officers. Boats made available to officers are used for marketing purposes, hosting of civic events and personal usage. The incremental cost to the Company attributable to personal usage, related taxes and insurance is as follows: (i) for 2004: $118,978 for Mr. Buckley, $47,248 for Mr. McCoy, $123,871 for Mr. Mackey, $68,515 for Ms. Trudell, $825 for Ms. Reich, $3,033 for Mr. Leemputte and $825 for Mr. Hamilton; and (ii) for 2003: $70,717 for Mr. Buckley, $42,184 for Mr. McCoy, $81,935 for Mr. Mackey, $85,131 for Ms. Trudell, $7,060 for Ms. Reich, $2,460 for Mr. Leemputte and $3,149 for Mr. Hamilton.

Financial Counseling:    Brunswick offers financial counseling services, including tax preparation, to officers through The Ayco Company, L.P. Messrs. Hamilton, Mackey and McCoy are reimbursed for financial counseling provided by firms with which they have had ongoing relationships. The incremental cost to the Company attributable to these services is as follows: (i) for 2004: $6,000 for Mr. Buckley, $13,000 for Mr. McCoy, $57,925 for Mr. Mackey, $6,000 for Ms. Trudell, $6,000 for Ms. Reich, $6,000 for Mr. Leemputte and $13,000 for Mr. Hamilton; (ii) for 2003: $18,000 for Mr. Buckley, $13,000 for Mr. McCoy, $45,080 for Mr. Mackey, $6,000 for Ms. Trudell, $6,000 for Ms. Reich, $6,000 for Mr. Leemputte and $13,000 for Mr. Hamilton; and (iii) for 2002: $18,000 for Mr. Buckley, $13,000 for Mr. McCoy, $16,575 for Mr. Mackey, $8,500 for Ms. Trudell, $13,000 for Ms. Reich, $6,500 for Mr. Leemputte and $13,000 for Mr. Hamilton.

Use of Company Aircraft:    Corporate aircraft are made available to officers. The incremental cost to the Company attributed to the personal use of such aircraft, and related tax reimbursement, is as follows: (i) for 2004: $55,928 for Mr. Buckley, $1,913 for Mr. McCoy, $39,286 for Mr. Mackey, $7,357 for Ms. Trudell, $445 for Mr. Leemputte and $5,011 for Mr. Hamilton; (ii) for 2003: $59,758 for Mr. Buckley, $2,822 for Mr. McCoy, $26,195 for Mr. Mackey, $2,034 for Ms. Trudell, $416 for Mr. Leemputte and $831 for Mr. Hamilton; and (iii) for 2002: $44,271 for Mr. Buckley, $5,897 for Mr. McCoy, $19,805 for Mr. Mackey, $43,927 for Ms. Trudell and $879 for Mr. Leemputte.

Company Car:    Mr. Buckley is provided a company car. The incremental cost to the Company attributable to the personal use of such car, and related tax reimbursement, is as follows: $60,364 in 2004, $66,669 in 2003 and $39,583 in 2002.

International Assignment:    Brunswick has an international assignment policy to support an assignee in relocating from one country to another and to protect against financial burden or windfall as a result of an international assignment. Ms. Reich is on international assignment in Brussels, Belgium. Expenses incurred by the Company associated with this assignment were $148,579 in 2004 and $119,450 in 2003.

(4)
The amounts shown in this column are the value of restricted stock units as of the date of grant. Dividends are reinvested and not paid on a current basis. In addition to awards of restricted stock units granted to the named executive officers as part of their respective annual compensation packages, the amounts shown in this column include the value of the following additional awards of restricted stock units as of the date of grant:

•
On February 18, 2004, George Buckley was awarded 250,000 restricted stock units that vest on February 23, 2009, subject to continued employment, or on a change in control with pro-rata distribution in the event of death or disability.

•
The Company has awarded 20 percent deferred stock unit premiums upon SIP bonus stock deferral as follows: (i) for 2004: 7,560 units to Mr. Buckley and 1,017 units to Mr. Leemputte; (ii) for 2003: 1,995 units to Mr. Mackey, 1,899 units to Ms. Trudell, 1,028 units to Ms. Reich and 977 units to Mr. Leemputte; and (iii) for 2002: 1,435 units to Mr. Mackey, 2,465 units to Ms. Trudell, 248 units to Ms. Reich and 419 units to Mr. Leemputte.

The aggregate value of all restricted stock holdings for each officer as of year-end is as follows: (i) for 2004: $18,021,353 for Mr. Buckley, $1,212,917 for Mr. McCoy, $1,212,917 for Mr. Mackey, $759,311 for Ms. Trudell, $1,012,415 for Ms. Reich, $1,212,917 for Mr. Leemputte and $1,012,415 for Mr. Hamilton; (ii) for 2003: $2,989,958 for

  Mr. Buckley, $554,022 for Mr. McCoy, $520,880 for Mr. Mackey, $403,886 for Ms. Trudell, $520,880 for Ms. Reich, $500,948 for Mr. Leemputte and $554,022 for Mr. Hamilton; and (iii) for 2002: $681,718 for Mr. Buckley, $203,498 for Mr. McCoy, $162,798 for Mr. Mackey, $136,344 for Ms. Trudell, $162,798 for Ms. Reich, $136,344 for Mr. Leemputte and $203,498 for Mr. Hamilton.

(5)
Long-Term Incentive Payouts for 2004 and 2003 were made under the 2003-2004 SIP and 2002-2003 SIP.

(6)
All Other Compensation for 2004 for named officers is comprised of the following:

•
Brunswick contributions to defined contribution programs, including both qualified and non-qualified amounts, included: (i) for 2004: $19,146 for Mr. Buckley, $217,987 for Mr. McCoy, $158,124 for Mr. Mackey, $195,791 for Ms. Trudell, $7,793 for Ms. Reich, $127,642 for Mr. Leemputte and $10,174 for Mr. Hamilton; (ii) for 2003: $18,380 for Mr. Buckley, $20,573 for Mr. McCoy, $137,679 for Mr. Mackey, $144,927 for Ms. Trudell, $7,338 for Ms. Reich, $88,916 for Mr. Leemputte and $9,948 for Mr. Hamilton; and (iii) for 2002: $16,588 for Mr. Buckley, $72,051 for Mr. McCoy, $37,128 for Mr. Mackey, $70,943 for Ms. Trudell, $7,067 for Ms. Reich, $33,701 for Mr. Leemputte and $3,757 for Mr. Hamilton.

•
Payments made to executive officers in 2003 and 2004 to use for the purchase of additional life insurance. The Sarbanes-Oxley Act of 2002 prohibited loans to executive officers. This loan prohibition combined with changes in taxation of split-dollar life insurance forced Brunswick to restructure existing life insurance policies. Policies were restructured such that the net present value cost to Brunswick did not increase. For 2002, amounts included represent the cost of term life insurance provided by Brunswick during the year as well as the present value of the potential cash surrender value attributable to the year's premium payment. The present value is determined by assuming an interest free loan to the named executive until Brunswick is reimbursed for its portion of the premiums. Amounts included in the column for these payments are as follows: (i) for 2004: $103,347 for Mr. Buckley, $43,312 for Mr. McCoy, $65,776 for Mr. Mackey, $38,217 for Ms. Trudell, $24,534 for Ms. Reich, $26,169 for Mr. Leemputte and $144,713 for Mr. Hamilton; (ii) for 2003: $90,924 for Mr. Mackey, $62,284 for Ms. Trudell, $9,940 for Ms. Reich, $22,794 for Mr. Leemputte and $201,505 for Mr. Hamilton; and (iii) for 2002: $54,207 for Mr. Buckley, $28,524 for Mr. McCoy, $47,914 for Mr. Mackey, $31,747 for Ms. Trudell, $15,029 for Ms. Reich, $17,651 for Mr. Leemputte and $64,737 for Mr. Hamilton.

•
Above market interest on required deferrals. Officers with compensation in excess of $1.5 million automatically have such excess compensation deferred. Deferred cash equivalent balances are credited with (i) an interest rate equal to the greater of the prime rate at Chase Manhattan plus 4 percent, or Brunswick's short-term borrowing rate or (ii) securities selected by the officer. Interest credited to deferred balances above the Internal Revenue Service's Applicable Federal Rate is as follows: (i) for 2004: $150,246 for Mr. Buckley, $16,238 for Mr. McCoy, $7,868 for Ms. Trudell, $6,034 for Ms. Reich and $78,228 for Mr. Hamilton; (ii) for 2003: $87,260 for Mr. Buckley, $1,237 for Mr. McCoy and $50,254 for Mr. Hamilton; and (iii) for 2002: $20,886 for Mr. Buckley and $37,070 for Mr. Hamilton.

Above market interest earned on required deferrals has in previous years been reported in the "Other Annual Compensation" column of the Summary Compensation Table. For all years, these amounts are now being reported under "All Other Compensation."

OPTION GRANTS IN 2004

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2004
Executive			Exercise Price	Expiration Date
					0%	5%	10%
George W. Buckley	55,000	12.33%	$38.36	2/18/14	0	$1,326,842	$3,362,478
Dustan E. McCoy	12,000	2.69%	38.36	2/18/14	0	289,493	733,632
Patrick C. Mackey	12,000	2.69%	38.36	2/18/14	0	289,493	733,632
Cynthia Trudell	9,000	2.02%	38.36	2/18/14	0	217,120	550,224
Victoria J. Reich	12,000	2.69%	38.36	2/18/14	0	289,493	733,632
Peter G. Leemputte	12,000	2.69%	38.36	2/18/14	0	289,493	733,632
Peter B. Hamilton	12,000	2.69%	38.36	2/18/14	0	289,493	733,632

(1)
Nonqualified stock options awarded during 2004 have an exercise price equal to the closing price of Brunswick Common Stock on the date of grant and a 10-year option term, with 25 percent of the stock option shares vesting on the first, second, third and fourth anniversaries of the date of grant. Options vest earlier if there is a change in control of Brunswick, upon death or disability of the optionee or if the sum of the optionee's age and years of service equals 65 or more on the date of termination of employment of the optionee. When exercising options, an optionee may deliver previously acquired shares of Brunswick Common Stock or may request that shares be withheld to satisfy required withholding taxes. Stock options are transferable only to immediate family members, estate planning vehicles or as otherwise approved by the Human Resources and Compensation Committee.

OPTION EXERCISES AND YEAR-END VALUE TABLE

	Number of Shares Acquired on Exercise in 2004		Number of Securities Underlying the Unexercised Options at 12/31/04		Value of Unexercised, In-the-Money Options Held at 12/31/04(1)
Executive
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
George W. Buckley	500,000	$11,320,211	307,500	327,500	$8,576,025	$8,132,525
Dustan E. McCoy	121,250	2,599,019	14,250	43,500	427,541	1,048,260
Patrick C. Mackey	110,500	2,505,849	0	43,500	—	1,048,260
Cynthia Trudell	20,000	466,200	2,250	35,750	62,258	887,233
Victoria J. Reich	72,000	1,870,988	85,500	43,500	2,479,035	1,048,260
Peter G. Leemputte	33,750	748,573	3,000	32,250	77,110	704,516
Peter B. Hamilton	140,000	2,827,000	215,500	43,500	5,929,035	1,048,260

(1)
Represents the difference between the option exercise price and the fair market value of Brunswick Common Stock on December 31, 2004.

LONG-TERM INCENTIVE PLAN—AWARDS DURING 2004

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Executive	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout
			Threshold	Target
George W. Buckley	$1,073,077	2004-2005	$268,269	$1,073,077
Dustan E. McCoy	495,000	2004-2005	123,750	495,000
Patrick C. Mackey	485,000	2004-2005	121,250	485,000
Cynthia Trudell	440,000	2004-2005	110,000	440,000
Victoria J. Reich	400,000	2004-2005	100,000	400,000
Peter G. Leemputte	412,885	2004-2005	103,221	412,885
Peter B. Hamilton	520,000	2004-2005	130,000	520,000

(1)
These dollar-denominated incentive opportunities were granted in 2004 under the SIP, to be paid out based on performance during the two-year period commencing on January 1, 2004. SIP awards are based on BVA and earnings per share performance and performance against identified strategic factors.

PENSION PLANS

        The following table shows the maximum retirement income which may be payable as a straight-life annuity pursuant to Brunswick's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

	Retirement Income for Years of Participating Service
Average of the Three Highest Consecutive Years' Earnings as a Participant
	15	20	25	30
$ 500,000	150,000	200,000	250,000	300,000
750,000	225,000	300,000	375,000	450,000
1,000,000	300,000	400,000	500,000	600,000
1,250,000	375,000	500,000	625,000	750,000
1,500,000	450,000	600,000	750,000	900,000
2,000,000	600,000	800,000	1,000,000	1,200,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000

        The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earnings (salaries, annual bonuses and commissions, but excluding payouts under the Strategic Incentive Plan), and age.

        The years of service of the officers named in the summary compensation table are: Messrs. Buckley 12 years and Hamilton 21 years, and Ms. Reich 8 years. Mr. Buckley's 12 years of service include 5 additional years of service that were credited to him upon his completion of 3 years of employment with Brunswick. In addition, if Mr. Buckley remains employed by Brunswick until age 60, his pension benefit will be further enhanced to provide 40 percent of his final average earnings at age 60, and will be further increased by 3 percent for each year of employment thereafter to a maximum of 55 percent of his final average earnings at age 65. Mr. Buckley can elect to have the non-qualified portion of his pension benefit paid in a lump sum calculated using the lower of the discount rate used for other employee lump-sums at either his date of separation or date of attaining age 62. Under an agreement with Brunswick, Mr. Hamilton's 21 years include 12.5 years of service with a previous employer, reduced by the pension he receives from that employer.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2004, regarding Brunswick Common Stock that may be issued under equity compensation plans currently maintained by Brunswick.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	4,934,787(2)	$24.55(3)	2,515,828(4)
Equity compensation plans not approved by security holders	161,891(5)	25.44	0
TOTAL	5,096,678		2,515,828

(1)
The following plans have been approved by Brunswick shareholders: the Brunswick Corporation 2003 Stock Incentive Plan, the Brunswick Corporation 1991 Stock Plan, the Brunswick Corporation 1994 Stock Option Plan for Non-Employee Directors and the 1995 Stock Plan for Non-Employee Directors.

(2)
Includes 3,540,585 shares of Brunswick Common Stock subject to outstanding options, 570,265 shares of Brunswick Common Stock subject to deferred obligations to issue shares of Brunswick Common stock, 25,574 restricted shares and 798,363 Brunswick restricted share units.

(3)
The weighted average exercise price was calculated solely with respect to outstanding stock options. Deferred share units, restricted shares and restricted share units have been disregarded for purposes of calculating the weighted average exercise price because no exercise price is associated with these types of securities.

(4)
All shares are available under the 2003 Stock Incentive Plan (the "2003 Plan"). Awards made under the 2003 Plan may be made in the form of shares of Brunswick Common Stock, stock options, restricted and performance shares, restricted and performance share units and other Brunswick Common Stock-based awards, but the total number of shares of Brunswick Common Stock with respect to which awards other than stock options may be granted under the 2003 Plan may not exceed 25 percent of the total number of shares available under the plan.

(5)
Consists solely of outstanding stock options under the Brunswick Corporation 1997 Stock Plan for Non-Employee Directors.

Brunswick Corporation 1997 Stock Plan for Non-Employee Directors

        The Brunswick 1997 Stock Plan for Non-Employee Directors (the "1997 Plan") was not approved by shareholders. No additional awards may be granted under the 1997 Plan, although options granted under the 1997 Plan remain outstanding. All such options were granted with an exercise price of not less than the fair market value of a share of Brunswick Common Stock on the date of grant. Payment of the exercise price may be made in cash, other shares of Brunswick Common Stock or by a combination thereof. Other terms applicable to options granted under the 1997 Plan were established by the Board at the time the options were granted.

EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS

        Under an agreement with Brunswick dated November 1, 2000, Mr. Buckley is entitled to certain severance benefits if his employment is terminated other than for cause or disability. The agreement defines termination to include resignation by Mr. Buckley in connection with certain events, including a change in control of Brunswick or other substantial changes in the terms and conditions of Mr. Buckley's employment.

        If a termination covered by the agreement does not involve a change in control, Mr. Buckley is entitled to a severance payment equal to two times his base salary and target annual bonus for the year in which termination occurs. If the termination does involve a change in control, Mr. Buckley is entitled to a severance payment equal to three times the sum of (i) his annual salary, (ii) the larger of his targeted annual bonus for the year of termination or the year in which the change in control occurs, and (iii) his most recent full-cycle target percentage under the Strategic Incentive Plan, plus any applicable premium determined as if the award were paid in stock. Mr. Buckley would also be entitled to receive: any annual bonus earned for the preceding year that had not yet been paid at the time of termination; a pro rata annual bonus for the year in which termination occurs unless the termination occurs in the first quarter of the year; and other benefits and perquisites for up to two years (three years if there is a change in control). If termination occurs following a change in control, Mr. Buckley is entitled to a lump sum payment of accrued pension and supplemental pension benefits, calculated as if he had worked for an additional three years beyond the date of the change in control; accrued profit-sharing benefits; accrued deferred compensation contributions; and Mr. Buckley would fully vest in all outstanding stock options and restricted stock awards.

        The definition of a change in control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) a tender offer for stock of Brunswick which has not been negotiated and approved by Brunswick's Board of Directors once (a) the offeror owns or has accepted for payment 25 percent or more of the outstanding voting stock of Brunswick, or (b) three business days before the offer is to terminate, unless the offer is withdrawn first, if the offeror could own 50 percent or more of the outstanding voting stock of Brunswick as a result of the offer; (iii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick's Board of Directors, excluding new directors who (a) are approved by a vote of at least 75 percent of the members of the incumbent Board of Directors and (b) did not join the Board following a contested election of directors; (iv) a merger of Brunswick with another corporation, other than a merger in which Brunswick's shareholders receive at least 75 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of

Brunswick's voting stock; or (v) a complete liquidation or dissolution of Brunswick or sale of substantially all of Brunswick's assets.

        The terms of the agreement require Mr. Buckley to consent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release.

        In connection with being named President and Chief Operating Officer in May 2000, Mr. Buckley was required to relocate from Fond du Lac, Wisconsin, to the Lake Forest, Illinois, area. In connection with Mr. Buckley's purchase of a new home in the Lake Forest, Illinois, area, Brunswick loaned Mr. Buckley $800,000 during 2000, to be repaid in five annual installments commencing August 1, 2001. This loan is secured by a mortgage on Mr. Buckley's home and is interest-free except in the event of default. Mr. Buckley has timely made all required payments to date under the loan, and is otherwise in full compliance with the terms of the loan. On January 1, 2004, $320,000 was outstanding on the loan, and $160,000 is outstanding on the loan as of the date of this proxy statement.

        Brunswick's other Senior Executives are entitled to severance and change in control benefits substantially similar to those outlined above for Mr. Buckley, except that the severance payment triggered by a termination that does not follow a change in control is equal to 1.5 times base salary plus a target annual bonus as determined at the discretion of the Chief Executive Officer for the year in which termination occurs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Brunswick's directors, officers and any person who owns greater than 10 percent of Brunswick's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of Brunswick equity securities. Currently, no person owns in excess of 10 percent of Brunswick's common stock.

        During 2004, according to written certifications provided to Brunswick, all of the Company's directors and officers timely filed all reports required by Section 16(a) of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of Brunswick Corporation:

        The following is the report of the Audit Committee with respect to Brunswick's audited financial statements for the fiscal year ended December 31, 2004.

Overview of Audit Committee Function

        The Audit Committee oversees Brunswick's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Audit Committee Charter

        The Audit Committee operates pursuant to a written charter, a copy of which is available at Brunswick's Web site www.brunswick.com.

Independence of Audit Committee Members

        The Board of Directors has determined that all members of the Audit Committee are independent, within the meaning of the New York Stock Exchange Listed Company Manual.

Review with Management

        The Audit Committee has reviewed and discussed Brunswick's audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

        The Audit Committee has discussed with Ernst & Young LLP ("Ernst & Young"), Brunswick's independent registered public accounting firm for the fiscal year ended December 31, 2004, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. Statement on Auditing Standards No. 61 requires an auditor to discuss with the audit committee, among other things, the auditor's judgments about the quality, not just the acceptability, of the accounting principles applied in the company's financial reporting.

        The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, as amended, "Independence Discussions with Audit Committees" and has discussed with Ernst & Young its independence from Brunswick. The Audit Committee has also reviewed the non-audit services provided by Ernst & Young, as described below, and considered whether the provision of those services was compatible with maintaining Ernst & Young's independence.

Sarbanes-Oxley Act Section 404

        During the course of fiscal 2004, management completed the documentation, testing and evaluation of Brunswick's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and Ernst & Young kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

Conclusion

        Based on the review and discussions referred to above, the Audit Committee recommended to Brunswick's Board of Directors that the audited financial statements be included in Brunswick's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

        Submitted by the Members of the Audit Committee of the Board of Directors

MICHAEL J. CALLAHAN (CHAIR) DORRIT J. BERN RALPH C. STAYER

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young, an independent registered public accounting firm, as auditors for Brunswick and its subsidiaries for fiscal year 2005. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young as the independent registered public accounting firm for Brunswick and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young has served as the independent registered public accounting firm for Brunswick and its subsidiaries since 2002. Representatives of Ernst & Young will be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

The Board of Directors and the Audit Committee
recommend a vote FOR this proposal.

Fees Incurred for Services of Ernst & Young

        Brunswick incurred the following fees for services rendered by Ernst & Young, Brunswick's independent registered public accounting firm during the fiscal years ended December 31, 2004 and 2003:

        Audit Fees:    The aggregate fees billed for professional services rendered for audit services totaled approximately $4,988,000 and $1,745,000 for fiscal years 2004 and 2003, respectively. Audit services principally include fees associated with the annual audit, the review of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally. The 2004 fees also include Sarbanes-Oxley Section 404 attest services.

        Audit-Related Fees:    The aggregate fees billed for professional services rendered for audit-related activities totaled approximately $376,000 and $581,000 for fiscal years 2004 and 2003, respectively. Audit-related services principally include merger and acquisition assistance, employee benefit plan audits and consultations concerning financial accounting and reporting matters in certain foreign countries. The 2003 fees also included services related to internal control reviews.

        Tax Fees:    The aggregate fees billed for fiscal years 2004 and 2003 for tax-related services were approximately $259,000 and $292,000, respectively. Such fees involved tax compliance services, tax consulting services and executive tax assistance. The 2003 fees also included services related to an Internal Revenue Service interest recalculation.

        All Other Fees:    The aggregate fees billed by Ernst & Young for fiscal years 2004 and 2003 for services other than those described in the preceding paragraphs, were approximately $0 and $10,000, respectively. The 2003 fees related to limited routine services performed for an international office.

Approval of Services Provided by Independent Registered Public Accounting Firm

        The Audit Committee is responsible for pre-approving all audit and non-audit services to be provided by Brunswick's independent registered public accounting firm. The Audit Committee has adopted a two-tiered approach toward granting such pre-approvals. Each year it approves an overall budget for audit and non-audit services. Unless the Audit Committee has pre-approved a type of service to be provided by the independent registered public accounting firm, the service will require specific pre-approval by the Audit Committee. The

Audit Committee must specifically pre-approve any proposed service exceeding pre-approved cost levels.

SHAREHOLDER PROPOSALS

        In order to be considered for inclusion in Brunswick's proxy materials for its 2006 annual meeting, a shareholder proposal must be received at Brunswick's principal executive offices at 1 N. Field Court, Lake Forest, Illinois 60045 (fax no. 847-735-4433; email corporate.secretary@brunswick.com) by December 1, 2005.

        In addition, a shareholder may wish to have a proposal presented at the 2006 annual meeting, but not to have such proposal included in Brunswick's proxy materials relating to that meeting. Brunswick's By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the Board. A shareholder proposal or nomination intended to be brought before the 2006 annual meeting must be delivered to the Company's Secretary between January 4, 2006 and February 3, 2006.

* * *

        We encourage you to vote on the matters that will be presented to Brunswick shareholders at the Annual Meeting. Please vote as soon as possible so that your shares will be represented. You may vote by indicating your choices on the enclosed proxy card and dating, signing and returning it promptly in the envelope provided. Alternatively, you may vote by telephone or on the Internet by following the instructions on your proxy card.

By order of the Board of Directors,

Marschall I. Smith Secretary
Lake Forest, Illinois March 31, 2005

BRUNSWICK CORPORATION 1 N. FIELD COURT LAKE FOREST, IL 60045-4811	VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 3, 2005. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11.59 P.M. Eastern Time on Tuesday, May 3, 2005. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL—
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Brunswick Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BRNSW1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRUNSWICK CORPORATION
The Board of Directors recommends a vote FOR proposals 1 and 2.
1.	Election of Directors-Nominees 01) George W. Buckley 02) Peter Harf 03) Ralph C. Stayer	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

2. Ratification of the Audit Committee's selection of Ernst & Young LLP as independent registered public accounting firm.	For ☐	Against ☐	Abstain ☐

3.  In their discretion, on such other business as may properly come before the meeting

This proxy will be voted as directed by the shareholder. If no direction is made, this proxy will be voted for all of the director nominees identified in Proposal 1 and for Proposal 2.

NOTE: Please sign exactly as name(s) appear on this proxy card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full name.

Address change/comments? Please mark box to the right and note on the reverse side of card.		☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
HOUSEHOLD ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TWO ADDITIONAL WAYS TO VOTE

Vote by Internet

It's fast, convenient, and your vote is immediately confirmed and registered.
You may also give your consent to have all future proxy statements and annual reports delivered to you electronically.

Go to Web site
www.proxyvote.com

Follow these three easy steps:

  •
  Read the accompanying Proxy Statement and Proxy Card.

  •
  Go to Web site www.proxyvote.com

  •
  Follow the simple instructions.

  Vote by Telephone

It's fast, convenient, and your vote is immediately confirmed and registered.

Call toll-free on a touch-tone phone in the U.S. or Canada
1-800-690-6903

Follow these three easy steps:

  •
  Read the accompanying Proxy Statement and Proxy Card.

  •
  Call the toll-free phone number above.

  •
  Follow the simple instructions.

  VOTE 24 HOURS A DAY

  DO NOT RETURN PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE

Registered

Proxy

Solicited on behalf of the Board of Directors of
 BRUNSWICK CORPORATION

        The undersigned hereby appoints P. G. Leemputte, M. I. Smith and K. M. Coleman, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 4, 2005, or any adjournment thereof.

        This proxy also provides voting instructions for shares held by Vanguard Fiduciary Trust Company, the trustee for the Brunswick Retirement Savings Plan, the Brunswick Rewards Plan and the Brunswick Rewards Variable Profit Sharing Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in these plans. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company's stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.

        This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, Internet or telephone, in time to reach the Company's proxy tabulator, Automatic Data Processing, by 11:59 p.m. Eastern Time on Tuesday, May 3, 2005, for all registered shares to be voted and by 5:00 p.m. Eastern Time on Friday, April 29, 2005, for the Trustee to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential.

Address changes/comments:

(If you noted any Address changes/comments above, please mark corresponding box on the reverse side.)

QuickLinks

ABOUT THE MEETING
PROPOSAL NO. 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
STOCK HELD BY DIRECTORS, EXECUTIVE OFFICERS AND OUR LARGEST SHAREHOLDERS
REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG BRUNSWICK, S&P 500 INDEX AND S&P 500 GICS CONSUMER DISCRETIONARY INDEX
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2004
OPTION EXERCISES AND YEAR-END VALUE TABLE
LONG-TERM INCENTIVE PLAN—AWARDS DURING 2004
PENSION PLANS
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS